UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016

WCI Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36023	27-0472098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive Bonita Springs, Florida	34134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 947-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Keith E. Bass, our President and Chief Executive Officer, is currently eligible to receive an annual bonus as a participant of the 2016 Management Incentive Compensation Plan (the “2016 MICP”) of WCI Communities, Inc. (the “Company”), with a target bonus opportunity of $1,600,000 and a maximum bonus opportunity of $2,400,000. On December 22, 2016, the Company and Mr. Bass entered into a letter agreement (the “Bass Letter Agreement”) pursuant to which an initial payment in respect of Mr. Bass’ 2016 annual bonus equal to 100% of target bonus opportunity, or $1,600,000 (the “Initial MICP Bonus Amount”), will be paid to Mr. Bass on or prior to December 31, 2016. If, based upon the final determination of Company and individual performance, Mr. Bass’ bonus under the 2016 MICP (the “Actual MICP Bonus Amount”) is determined to be less than the Initial MICP Bonus Amount, Mr. Bass will be obligated to repay the Company the excess of the Initial MICP Bonus Amount over the Actual MICP Bonus Amount, less all tax withholdings paid by Mr. Bass with respect to such excess. If, based upon the final determination of Company and individual performance, the Actual MICP Bonus Amount exceeds the Initial MICP Bonus Amount, the Company will pay Mr. Bass such excess, less applicable tax withholdings, at the same time bonuses are paid to other participants in the 2016 MICP.

The foregoing description of the Bass Letter Agreement is qualified in its entirety by reference to the full and complete terms contained in the Bass Letter Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Keith E. Bass Letter Agreement Regarding 2016 Management Incentive Compensation Plan Bonus

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

/s/ Vivien N. Hastings
Vivien N. Hastings
Senior Vice President, Secretary and General Counsel

Date: December 23, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Keith E. Bass Letter Agreement Regarding 2016 Management Incentive Compensation Plan Bonus